Exhibit 10.5

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of June 1, 2018, by and between John Farlinger, an individual citizen of Canada (the “Employee”), and Assure Holdings Corp., a Nevada Corporation (the “Company”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein;

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions; and

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	Term.

1.1       The Employee’s employment hereunder shall be effective as of June 1, 2018 (the “Effective Date”) and shall continue until March 31, 2019 unless terminated earlier pursuant to Section 5 of this Agreement; provided that, after March 31, 2019 and the last day of each month thereafter (such date and each monthly anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one month, unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days’ prior to the applicable Renewal Date; and provided further that there shall be no more than twelve (12) months of said automatic monthly extensions. The period during which the Employee is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.	Position and Duties.

2.1       Position. During the Employment Term, the Employee shall serve as the Company’s Interim Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). In such position, the Employee shall have such duties, authority, and responsibility as shall be determined from time to time by the Board.

2.2       Duties. During the Employment Term, the Employee shall devote substantially all of his full business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise, including, without limitation, those which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. The Employee is expected to devote approximately 150 hours per month to his position with the Company, it being recognized however that said approximate hours per month devoted by the Employee to the Company may vary up or down, based on circumstances applicable to Employee and/or Company during the Employment Term.

3.       Place of Performance. The Employee will perform his duties remotely from his residence in Vancouver, British Columbia, Canada and will travel as reasonably required to the Company’s Colorado office located at 4600 South Ulster Street, Suite 1225, Denver, Colorado 80237. The Company will provide a corporate apartment in Denver, Colorado for Employee’s use as needed during travel to Colorado in the course of the Employee’s employment duties.

4.	Compensation.

4.1       Base Salary. The Company shall pay the Employee an annual rate of base salary of $275,000 USD payable in accordance with the Company’s standard payroll practices and subject to applicable federal, state, and local withholding. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. The Base Salary shall be subject to deferral by the Board based on the Company’s financial circumstances, consistent with the principles in Section 5.1(c)(i).

4.2       Bonuses. The Employee shall have bonus opportunities as set forth on Schedule 1 (“Bonus Schedule”), attached.

4.3       Car Allowance. The Company shall pay the Employee an automobile allowance of $1,200.00 USD on a monthly basis, which shall be used and applied to satisfy a substantial part of the Company’s current lease obligation for an automobile that was used by a former Company officer and director. The Employee shall be responsible for maintaining appropriate insurance coverage on the automobile, as well as for maintenance and repair expenses.

4.4       Employee Benefits. During the Employment Term, the Employee shall be entitled to the following benefits, if applicable and then offered by the Company:

•	Participation in Company 401(k) plan or, in the alternative, contribution to the Employee’s Canadian RRSP or TFSA, with 6% Base Salary matching contributions by the Company, up to an annual maximum of $25,000.00 USD.

•	Equity opportunities as set forth on Schedule 2 (“Equity Schedule”), in all cases, subject to the terms and conditions governing the Company’s shareholder’s rights and obligations.

•	Ability and option to participate in Company’s applicable health, disability, and life insurance benefits offered to similarly situated employees, in accordance with Company’s applicable insurance contract(s) and policies, and applicable state, federal, and Canadian law.

•	Entitled to the following holidays off with pay during each calendar year:

o	New Year’s Day
o	Martin Luther King, Jr. Day
o	President’s Day
o	Memorial Day
o	4th of July/Independence Day

o	Labor Day
o	Columbus Day
o	Veteran’s Day
o	Thanksgiving Day
o	Day after Thanksgiving
o	Christmas Eve
o	Christmas Day
o	New Year’s Eve

4.5       Vacation. The Employee shall be entitled to four (4) weeks of paid vacation per calendar year. Such vacation must be taken at a time mutually convenient to the Company, and the Employee, and must be approved by the Company in writing. Requests for vacation shall be submitted to the Board at least seven (7) days in advance of the requested beginning date. The provisions of this vacation section are subject to change in accordance with the Company’s policies in effect from time to time. Unused vacation will expire at the end of the calendar year and will not roll forward.

4.6       Sick Leave. The Employee shall be entitled to seven (7) days of paid time, due to illness or for personal business per calendar year. Unused sick days shall be forfeited.

If the Employee is unable to work for more than sixty (60) days because of illness or total Disability, as defined below, and if Employee’s unused sick leave is insufficient for such period, a maximum of all of the Employee’s unused vacation time shall be applied to such absence. All requests for sick days off shall be made by the Employee in accordance with Company policies in effect from time to time. The provisions of this Sick Leave section are subject to change in accordance with Company policies in effect from time to time.

4.7       Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s business expense reimbursement policies and procedures; provided however, that the Employee shall require prior written approval from the Company prior to incurring any expense in excess of $2,500 USD. The Company will reimburse Employee for the reasonable cost of economy flights, lodging, board and related expenses incurred as a result of reasonable and necessary travel by Employee between Vancouver, BC, Canada and Denver, Colorado. The Company will not reimburse Employee for minor incidentals incurred as a result of working remotely, such as long-distance telephone calls, office supplies, or mail / courier.

4.8       Tax and Immigration Advice. The Company acknowledges that the Employee is a Canadian citizen and resident and, as such, will require professional tax and immigration advice (the “Professional Advice”) regarding and as a result of entering into this Agreement. Accordingly, the Company will pay Employee’s reasonable fees incurred in obtaining Professional Advice not to exceed a total of $10,000 USD. The specific terms of any employment arrangements, compensation, withholdings, RRSP/TFSA//401(k) contributions, health insurance, or similar otherwise provided for in this Agreement are subject to Professional Advice.

5.       Termination of Employment. The Employment Term and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least four weeks’ advance written notice of any termination of the Employee’s employment. Upon termination of the Employee’s employment during the Employment Term, the Employee shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1       For Cause or Without Good Reason.

(a)        In the event the Employee’s employment hereunder is terminated by (1) the Company for Cause, as defined below, or (2) the Employee without Good Reason, as defined below, the Employee shall be entitled to receive:

(i)       any accrued but unpaid Base Salary and accrued but unused vacation up to and including the Termination Date, as defined below;

(ii)       reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s business expense reimbursement policy; and

(iii)      such employee benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

    Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)       For purposes of this Agreement, “Cause” shall mean:

(i)        the Employee’s failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), and such failure remains uncured for a period of thirty (30) days following the Employee’s receipt of written notice detailing the facts and circumstances related to the performance failure;

(ii)       the Employee’s willful failure to comply with any valid and legal directive of the Board and such failure remains uncured for a period of thirty (30) days following the Employee’s receipt of written notice detailing the facts and circumstances related to the failure;

(iii)      the Employee’s engagement in dishonesty, illegal conduct, gross negligence or willful misconduct;

(iv)     the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Employee’s employment with the Company;

(v)      the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty, fraud or moral turpitude;

(vi)     the Employee’s violation of any material written policy or rules of the Company governing employee conduct;

(vii)    the Employee’s willful unauthorized disclosure of Confidential Information, as defined below;

(viii)   the Employee’s material breach of any material obligation under this Agreement or any other written agreement between the Employee and the Company;

(ix)      any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.

(c)       For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Employee’s written consent:

(i)        a material reduction in the Employee’s Base Salary other than a general reduction in Base Salary that affects all similarly situated Employees in substantially the same proportions;

(ii)       any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company;

(iii)      the Company’s failure to obtain an agreement from any legal successor in interest to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(iv)     the Employee’s election, in his sole discretion following any change of control of the Company, not to continue as the Employee pursuant to the terms and conditions of this Agreement;

(v)      a material, adverse change in the Employee’s authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law).

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Employee does not terminate his employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2       Termination by the Company Without Cause; Termination by the Employee for Good Reason. The Employment Term and the Employee’s employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. Unless the parties mutually agree otherwise, if the Company provides written notice to Employee of its intention not to extend the term of the Agreement for any month after March 31, 2019, in accordance with Section 1 and thus terminates this Agreement on that basis, such termination shall be deemed a termination by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the Accrued Amounts and the Employee shall be entitled to receive the following:

(a)       a lump sum payment equal to:

(i)       seven months of the Base Salary, if the Employee’s employment hereunder is terminated on or prior to December 31, 2018; or

(ii)       twelve months of the Base Salary, plus one (1) additional month of Employee’s then current Base Salary for each year of employment with the Company, if the Employee’s employment hereunder is terminated after December 31, 2018;

provided however, that the Company may first require the Employee to execute a release in a form acceptable to Company in its sole discretion;

(b)       a pro-rata portion of any bonus payable under Schedule 1 with respect to the year of termination based on the Company’s year-to-date performance through the date of termination (such amount to be determined by the Board of Directors in its sole discretion and payable at such time as Employee’s annual bonus would otherwise have been payable); and

(c)       the right to exercise any vested or unvested stock option opportunities as set forth on Schedule 2 (“Equity Schedule”); and

(d)       If the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for himself and his dependents. Such reimbursement shall be paid to the Employee on the 15 day of the month immediately following the month in which the Employee timely remits the premium payment. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source, including but not limited to health insurance coverage available to Canadian citizens under Canadian law. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

5.3       Death or Disability.

(a)       The Employee’s employment hereunder shall terminate automatically upon the Employee’s death during the Employment Term, and the Company may terminate the Employee’s employment on account of the Employee’s Disability.

(b)       If the Employee’s employment is terminated during the Employment Term on account of the Employee’s death or Disability, the Employee (or the Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Employee’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)       For purposes of this Agreement, “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for sixty (60) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

5.4       Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon;

(b)       To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and

(c)       The applicable Termination Date.

5.5       Termination Date. The Employee’s “Termination Date” shall be:

(a)       If the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;

(b)       If the Employee’s employment hereunder is terminated on account of the Employee’s Disability, the date that it is determined that the Employee has a Disability;

(c)       If the Company terminates the Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee;

(d)       If the Company terminates the Employee’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than four weeks following the date on which the Notice of Termination is delivered;

(e)       If the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than four weeks following the date on which the Notice of Termination is delivered; and

(f)       If the Employee’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, and if and to the extent applicable, the Termination Date shall not occur until the date on which the Employee incurs a “separation from service” within the meaning of Section 409A.

5.6       Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and except as provided in Section 5.2(c) any amounts due or payable pursuant to this Section 5 shall not be reduced by compensation the Employee earns on account of employment with another employer.

5.7       [Intentionally Left Blank]

5.8       Section 280G.

(a)       If any of the payments or benefits received or to be received by the Employee (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Employee, no later than the time such Excise Tax is required to be paid by the Employee or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Employee, plus the amount necessary to put the Employee in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.8 or otherwise) as if no Excise Tax had been imposed.

(b)       All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Employee for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.9       Further Discussions Possible; If the Employment Term Does Not Continue after March 31, 2020

(a)       The parties recognize and agree that they may from time to time discuss the matters described herein, and that they may elect in their individual sole discretion to extend the Employment Term and/or modify this Agreement as specified in Section 16.

(b)       If the Employment Term ends on March 31, 2020, and provided that Employee has complied fully with all of his duties, responsibilities and obligations as provided in and is not in breach of this Agreement, Company shall: (i) pay to Employee twelve months of Employee’s then current Base Salary; and (ii) provide the benefits as specified in Section 5.2.

6.     Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee’s Base Salary on the Termination Date.

7.      Confidential Information. The Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1       Confidential Information Defined.

(a)       Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, accounting information, accounting records, legal information, marketing information, pricing information, credit information, design information, payroll information, staffing information, personnel information, inventions, discoveries, experimental processes, customer information, client information, or of any other person or entity that has entrusted information to the Company in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee; provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(b)       Disclosure and Use Restrictions.

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order, and provided further that, unless prohibited by such applicable law, regulation, or order, Employee shall provide Company with advance written notice prior to any such disclosure by Employee.

(c)       Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)       The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)       is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)       is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)       If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee:

(A)       files any document containing trade secrets under seal; and

(B)       does not disclose trade secrets, except pursuant to court order.

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

8.	Restrictive Covenants.

8.1       Acknowledgement. The Employee understands that the nature of the Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Employee understands and acknowledges that the intellectual or artistic services he provides to the Company are unique, special, or extraordinary.

The Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

8.2       Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Employee, during the Employment Term and for one (1) year following the termination of the Employee’s employment with the Company, the Employee agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

8.3       Non-Solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for one (1) year following the termination of the Employee’s employment, beginning on the last day of the Employee’s employment with the Company.

8.4       Non-Solicitation of Customers. The Employee understands and acknowledges that because of the Employee’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer.

The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Employee agrees and covenants, for one (1) year following the termination of the Employee’s employment with the Company, beginning on the last day of the Employee’s employment with the Company, not to directly or indirectly solicit, initiate contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to initiate contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction set forth in this Section 8.4 shall only apply to:

(a)       Intraoperative neuromonitoring related services (IONM); and

(b)       Customers or prospective customers the Employee contacted in any way.

9.       Non-Disparagement. The Employee agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its directors, employees, officers or agents.

This Section 9 does not, in any way, restrict or impede the Employee or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Employee to any third parties.

10.     Acknowledgement. The Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Employee’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Employee further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced specified herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.       Remedies. In the event of a breach or threatened breach by the Employee of Section 7, Section 8, or Section 9 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.       Proprietary Rights.

12.1       Work Product. The Employee acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Employee for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, all Company information, including plans, publications, research, strategies, techniques, agreements, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, databases, manuals, reports, market studies, formulae, notes, communications, algorithms, product plans, product designs, models, inventions, unpublished patent applications, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2       Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Company, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3       Further Assurances; Power of Attorney. During and after his employment, the Employee agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Employee’s subsequent incapacity.

12.4       No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

13.       Security.

13.1       Security and Access. The Employee agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, facilities access, monitoring, key cards, access codes, Company intranet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, passwords and any and all other Company IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2       Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, books, work product, e-mail messages, removable information storage devices, hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Employee’s possession or control.

14.       Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Colorado without regard to conflicts of law principles. Any action or proceeding by either of the parties to interpret or enforce this Agreement shall be brought only in a state or federal court located in the City and County of Denver, state of Colorado. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In addition to any legal, equitable or other relief awarded, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall pay to the prevailing party, all of the costs and expenses incurred by the prevailing party in respect of any such action or proceeding, including but not limited to filing fees, expert witness fees and reasonable attorneys fees.

15.       Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.       Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a designated representative of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be valid unless memorialized in a writing signed by the party who or that agreed to such waiver, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17.       Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement, provided however that the essential purposes and intent of this Agreement remain applicable and in effect notwithstanding such modification or deletion, consistent with the two paragraphs of this Section 17 immediately following below.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18.       Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.       Counterparts. This Agreement may be executed in separate counterparts (in hard copy, electronically or by other means demonstrating acceptance), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.       Section 409A.

20.1       General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

20.2       Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3       Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year:

(b)       any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.4       Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Employee on or before December 31 of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

21.       [Intentionally Left Blank]

22.       Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23.       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Assure Holdings Corp.

Attention: Chair of the Compensation Committee

4600 South Ulster Street, Suite 1225,

Denver, Colorado 80237

If to the Employee:

John Farlinger

5711 Musgrave Crescent

Richmond, BC

V7C 5N3

24.       Representations of the Employee. The Employee represents and warrants to the Company that:

The Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any confidentiality, non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

25.       Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation, whether U.S. or Canadian.

26.       Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27.       Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, notwithstanding the actual date of execution.

Assure Holdings Corp.

By
Name:
Title:

EMPLOYEE

Signature:	/s/ John Farlinger
Print Name: John Farlinger

Schedule 1

Bonus Schedule

Capitalized terms not otherwise defined in this Schedule 1 shall have the meaning set forth in the Agreement to which this Schedule 1 is attached. In addition to the Base Salary as set forth in the Agreement, Employee shall have the opportunity to earn a one-time bonus of up to 60% of his Base Salary (“Bonus Compensation’’) based on meeting operating targets and/or other milestones or achievements as at March 31, 2019, which the Company’s Board of Directors and Employee agree to mutually document within thirty (30) days following their signature to this Agreement.

Notwithstanding the foregoing, the Company’s obligation to pay Bonus Compensation is contingent upon Employee’s (i) compliant performance of his obligations on behalf of the Company, (ii) compliance with all applicable laws (a) related to his employment obligations on behalf of the Company, or (b) that could directly or indirectly impact the Company and its interests, and (iii) continued employment with the Company. In the event Employee’s employment with the Company is terminated without Cause or for Good Reason, as each term is defined in the Agreement, the requirement of continued employment shall not be applicable to the Employee’s ability to earn Bonus Compensation.

The Company’s said operating targets and/or other milestones or achievements are expected to include, for example but without limitation, some or all of the following:

a.	Completion of successful audit;
b.	Obtaining financing sufficient to meet short- and medium- term liquidity needs;
c.	Development and approval of business plan;
d.	Achieving revenue and EBITDA targets;
e.	Recruitment of key staff, including permanent Chief Executive Officer;
f.	S1 Registration Statement or equivalent if needed.
g.	Resolving existing billing issues on a go-forward basis.
h.	Other - Discretionary by board

Any Bonus Compensation awarded to the Employee will be paid within thirty (30) days of when earned.

Schedule 2

Stock Option Grant

Capitalized terms not otherwise defined in this Schedule 2 shall have the meaning set forth in the Employment Agreement to which this Schedule 2 is attached (the “Employment Agreement”). Contemporaneously with Employee’s execution of the Employment Agreement, Employee shall receive:

1.	A grant of 600,000 options to purchase shares of stock in the Company subject to the terms and conditions set forth in the Company’s Stock Option Plan, which shall vest as follows:

a.	200,000 on the earlier of (a) the Effective Date; or (b) upon resumption of trading of Company stock on TSXV;
b.	75,000 on the six-month anniversary of the Effective Date;
c.	75,000 on the 12-month anniversary of the Effective Date;
d.	75,000 on the 18-month anniversary of the Effective Date;
e.	75,000 on the 24-month anniversary of the Effective Date;
f.	50,000 on the 30-month anniversary of the Effective Date; and
g.	50,000 on the 36-month anniversary of the Effective Date.

2.	The grant of any options to Employee pursuant to the Employment Agreement is subject to the availability of sufficient options under the Company’s Stock Option Plan.

3.	Establishment of the exercise price of the options shall be determined by the Company upon the Company no longer being subject to a Management Cease Trade Order, Cease Trade Order, Halt, there being no Black-out period and such exercise price to be in accordance with the Company’s Stock Option Plan and TSX Venture Exchange rules at the time.

4.	The 600,000 stock options to be granted may be reduced by the occurance of a Performance Escrow Stock Transfer as set out in Schedule 2 Exhibit A.

Schedule 2 Exhibit A

PERFORMANCE ESCROW SHARE TRANSFER AGREEMENT

The Employee has reached an agreement with Preston Parsons, that 290,000 of the Stock Option Grant referred to in Schedule 2 will be satisfied by a transfer of performance escrow shares if they are earned by Mr. Parsons: (a) upon the Company meeting the required earnings criteria based on audited December 31, 2017, financial statements; and (b) upon Mr. Parsons meeting such additional performance criteria or other requirements for said performance escrow shares as are determined by the Company. Such performance escrow shares must first be otherwise earned by Mr. Parsons, as described above, before they are transferred to the Employee. For clarity, if 290,000 performance escrow shares are transferred, the stock option grant referred to in Schedule 2 would be reduced to 310,000 options.

Agreed:

John Farlinger
Agreed:

/s/ Preston Parsons
Preston Parsons